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Exhibit 23.5

CONSENT OF ROSEN CONSULTING GROUP

        We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the "Registration Statement"), to be filed by Four Springs Capital Trust and the references to the Rosen Consulting Group wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings "Prospectus Summary," "Our Business" and "Experts" in the Registration Statement.

Dated: May 24, 2017

ROSEN CONSULTING GROUP
By:	/s/ RANDALL SAKAMOTO
Name: Randall Sakamoto Title: Executive Vice President

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  Exhibit 23.5